EXHIBIT 10.28

Execution Copy

ASSET PURCHASE AGREEMENT

among

the Town of Barnstable,

Connecticut Water Service, Inc.

the Barnstable Holding Company,

the Barnstable Water Company

and

BARLACO, Inc.

March 10, 2005

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
9.10	Exhibits and Schedules	23
9.11	Headings	23

-iv-

EXHIBITS

A	-	Owned Real Property
B	-	Other Interests in Real Property
C	-	Assigned Agreements
D	-	Management Agreement
E	-	BARLACO Purchase and Sale Agreement
F	-	Form of Opinion of Seller’s Counsel
G	-	Form of Opinion of Town Attorney

SCHEDULES

1.1		Excluded Assets
2.5		Material Adverse Change
2.6		Taxes
2.7		Compliance with Laws; Permits
2.8		Consents
2.9		Actions and Proceedings
2.11		Real Property; Repairs and Replacements
2.13		Title to Assets
2.15		Insurance

ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated as of March 10, 2005 among the Town of Barnstable, Massachusetts (the “Buyer”), the Connecticut Water Service, Inc., a Connecticut corporation (“Parent”), the Barnstable Holding Company, a Connecticut corporation and wholly owned subsidiary of Parent (“BHC”), the Barnstable Water Company, a corporation chartered under Chapter 286 of the Massachusetts Acts of 1911 and wholly owned subsidiary of BHC (the “Seller”) and BARLACO, Inc., a Massachusetts corporation and wholly owned subsidiary of BHC (“BARLACO”).

SECTION 1 — SALE AND PURCHASE OF ASSETS

     1.1 Sale of Assets. Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.7 hereof), the Seller agrees to sell and the Buyer agrees to purchase all of the properties, assets and business of the Seller used or usable in its business as a water company of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation:

               (a) all of the Seller’s land as set forth in Exhibit A to this Agreement, together with the buildings, structures, pipes, fixtures and other improvements located thereon, together with construction in progress;

               (b) all of the Seller’s other interests in real property as set forth in Exhibit B to this Agreement, including easements, rights of way, leaseholds, and all other rights representing less than fee ownership;

               (c) all personal property constituting Seller’s distribution system, including pumping facilities, purification equipment, mains, pipes, fire cisterns, basins, fountains, troughs, meters and hydrants;

               (d) all office, shop, stores, transportation, laboratory and other equipment, including computers, computer programs and related software, but excluding certain essential software that is not owned by or licensed to the Seller but rather is used under a license granted to affiliates of Seller;

               (e) all materials, supplies and equipment;

               (f) to the extent that a sale by contract operates to transfer franchises, water and distribution rights under Massachusetts law, all of the Seller’s rights, franchises, and privileges, including without limitation the water and distribution rights conferred by the Seller’s charter;

               (g) the Seller’s rights and obligations under the contracts and agreements described in Exhibit C to this Agreement (the “Assigned Agreements”) that relate to its operation of a water utility;

               (h) intellectual property rights;

               (i) copyrights;

               (j) all of Seller’s goodwill;

               (k) all information, whether or not proprietary, that relates to the Company’s operation of a water utility, including but not limited to accounts, billing, customer service, meter reading, and other records, computer programs (to the extent permitted by the licenses for such programs), and systems, however described, necessary or useful to the operation of the water utility as a going concern, including any information, documents and data stored in any medium in the possession of any affiliate of or contractor to the Seller;

               (l) all of the Seller’s books and records relating to its business as a water company and all of its engineering and other reports and surveys relating to its water system;

provided, however, that there shall be excluded from such purchase and sale Seller’s tax returns, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller’s organization or stock capitalization and other assets listed on Schedule 1.1 (the “Excluded Assets”). The Seller shall have access to such other books and records of the Seller at reasonable times for purposes of winding up the Seller, handling tax matters and dealing with liabilities and claims. The assets, property and business of Seller to be sold to and purchased by the Buyer or its designee) under this Agreement are hereinafter sometimes referred to as the “Purchased Assets.” The parties hereto acknowledge that in accordance with Section 4.8 hereof Seller is entitled to all accounts receivable for services rendered prior to the Closing Date, and Buyer is entitled to all accounts receivable for services rendered on or after the Closing Date.

     1.2 Satisfaction of Note. At the time of the sale and purchase of the Purchased Assets, the Buyer shall take the steps necessary to enable Seller to discharge $1.525 million of the Seller’s obligation under the Seller’s long-term note to Indianapolis Life Insurance Company dated February 15, 1991 (the “Indianapolis Note”), or such other amount as the Seller may then be obligated to pay in order to obtain a complete discharge of that note.

     1.3 Excluded Liabilities. Except as otherwise specifically provided in this Section 1.3, (a) Buyer shall not assume or be liable for any obligation or liability of Seller, of any kind or nature, known, unknown, contingent or otherwise (collectively, the “Excluded Liabilities”), including without limitation:

     (i) any liability of Seller incurred in connection with this Agreement and the transactions provided for herein, including brokerage, accounting and counsel fees, transfer and other taxes, and expenses pertaining to its liquidation or the performance by Seller of its obligations hereunder;

     (ii) any liability or obligation of Seller arising out of any contract or agreement;

     (iii) any obligations to Seller’s employees, including without limitation, any obligations arising under any employee program;

     (iv) any litigation, proceeding, claim by any person or entity or other obligation of Seller relating to the business or operations of or otherwise relating to the Purchased Assets prior to the Closing Date, whether or not such litigation, proceeding, claim or obligation is pending, threatened, or asserted before, on, or after the Closing Date;

     (v) Taxes (as defined in Section 2.6) whether relating to periods before or after the Closing Date; and

     (vi) any obligations under any law, including but not limited to antitrust, civil rights, health, safety, labor, and discrimination laws.

     (b) Seller shall be solely responsible for, and shall discharge, any and all liabilities and obligations of Seller, including all accounts payable in connection with purchases made or services received on or prior to the Closing Date.

     1.4 Purchase Price and Payment. In consideration of the sale of the Purchased Assets to Buyer, at the Closing, the Buyer shall:

               (a) deliver to the Seller an amount equal to $10 million less the amount delivered to Seller pursuant to Section 1.4(b) hereof in cash, by certified or bank check, or by wire transfer of immediately available funds (the “Purchase Price”); and

               (b) deliver to the Seller in cash, by certified or bank check, or by wire transfer of immediately available funds an amount sufficient to enable Seller to discharge the Indianapolis Note (the “Discharge Amount”).

     1.5 Transfer of Purchased Assets. At the Closing, Seller shall deliver or cause to be delivered to the Buyer good and sufficient instruments of assignment or transfer transferring to the Buyer title to all the Purchased Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to the Buyer and its counsel, and (c) with the exceptions provided for in Section 2.13 of this Agreement, shall effectively vest in the Buyer good record and marketable title to all the Purchased Assets free and clear of all liens, restrictions and encumbrances.

     1.6 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to the Buyer all written leases, contracts, commitments and rights evidencing Purchased Assets, with such assignments thereof and consents to assignments as are necessary to assure the Buyer of the full benefit of the same. Seller shall also deliver to the Buyer at the Closing all of Seller’s business records, books and other data relating to its assets, business and operations (except corporate records and other property of Seller excluded under Section 1.1) and Seller shall take all requisite steps to put the Buyer (or its designee) in actual possession and operating control of the assets and business of Seller.

     1.7 Closing. The closing of the sale and purchase of the transactions contemplated hereby (the “Closing”), shall take place at the offices of Palmer & Dodge LLP at 10:00 a.m., local time, on May 15, 2005 or within 45 days after satisfaction or waiver of the conditions and delivery of the items set forth in Sections 5 and 6, whichever is later, or on such other time and date and at such place as the Buyer and the Seller agree in writing (the date of such Closing shall herein be referred to as the “Closing Date”). The parties hereto acknowledge that in no event shall the Closing take place prior to the expiration of the 30-day referendum period which begins after the Barnstable Town Council approves this transaction.

SECTION 2 — REPRESENTATIONS AND WARRANTIES OF THE
SELLER, PARENT, AND BHC

     The Seller, Parent, and BHC, jointly and severally, represent and warrant to the Buyer as follows:

     2.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. The Seller is not required to be qualified or otherwise authorized to transact business as a foreign corporation in any jurisdiction (in the United States and outside of the United States). The Seller does not file and is not required to file any franchise, income or other Tax Returns (as defined in Section 2.6) in any jurisdiction (in the United States or outside of the United States), other than Massachusetts, based upon the ownership or use of property therein or the derivation of income therefrom. The Seller does not own or lease property in any jurisdiction (in the United States or outside the United States) other than Massachusetts.

     2.2 Authority to Execute and Perform Agreements. The Seller, Parent and BHC have the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements (as defined in Section 4.11) and to perform fully their respective obligations hereunder and thereunder, and each of this Agreement and the Related Agreements has been or will be duly executed and delivered and is or will be the valid and binding obligations of the Seller, Parent and BHC enforceable in accordance with its terms.

     2.3 Capitalization. BHC is and will be on the Closing Date the only record and beneficial owner and holder of all of the issued and outstanding shares of the Seller. There are no agreements relating to the issuance, sale or transfer of any equity securities or other securities of the Seller.

     2.4 Financial Statements. The unaudited balance sheets of the Seller as at December 31, 2001, 2002, and 2003 and the related statements of income for the years then ended, in accordance with the requirements of the Massachusetts Department of Telecommunications and Energy, and the unaudited balance sheet of the Seller as of September 30, 2004 which have previously been delivered to the Buyer, fairly present the financial condition and results of operations of the Seller as of the respective date and for the periods indicated, in each case. The foregoing financial statements of the Seller are sometimes herein called the “Financials,” the balance sheet as of September 30, 2004 is sometimes herein called the “Balance Sheet” and September 30, 2004 is sometimes herein called the “Balance Sheet Date.”

     2.5 No Material Adverse Change. Since the Balance Sheet Date, except as described on Schedule 2.5, there have been no changes in the assets, properties, business, operations or condition (financial or otherwise) of the Seller which either individually or in the aggregate materially and adversely affect the Seller, nor does the Seller, Parent or BHC know of any such change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of the Seller, whether or not covered by insurance.

     2.6 Tax Matters.

               (a) The Seller has paid or caused to be paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, net worth taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, import duties, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment, unemployment and payroll-related taxes, withholding taxes, excise taxes, ad valorem taxes, stamp taxes, transfer taxes, windfall profit taxes, license taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, or other additions to such taxes and interest, fines and penalties thereon (hereinafter, “Taxes” or, individually, a “Tax”) required to be paid by the Seller through the date hereof whether disputed or not and whether shown on a Tax Return (as defined below) or not. Seller shall pay all accrued and unpaid Taxes owed by or with respect to Seller. No Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith, has been asserted or threatened to be asserted against the Seller by any taxing authority and the Seller does not know of any basis for the assertion of a tax deficiency against it.

               (b) The Seller has in accordance with applicable law timely filed all Tax returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or amendment thereto, and including any amendment thereof (as used herein, “Tax Return” or “Tax Returns”) required to be filed by it through the date hereof. Each of the Tax Returns filed by the Seller correctly and accurately reflects the amount of its Tax liability for such period and other required information. There has not been any audit of any Tax Return filed by the Seller and no audit of any Tax return of the Seller is in progress and the Seller has not been notified by any Tax authority that any such audit is contemplated or pending. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. No issue relating to Seller or involving any Tax for which Seller might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of Seller for any other period. Seller has not been nor is currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to payment, collection, or withholding of Taxes, or the remittance thereof, and all withholding and payroll Tax requirements required to be complied with by Seller. There are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes. Seller has never entered into a closing agreement pursuant to Section 7121 of the Code.

               (c) Except as set forth in Schedule 2.6, since January 1, 2001, Seller has not been a member of an affiliated group filing or required to file a consolidated, combined, or unitary Tax Return. Seller is not a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement, or similar contract or arrangement. Seller has no liability for the Taxes of any other person.

               (d) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     2.7 Compliance with Laws.

               (a) Except as set forth on Schedule 2.7(a),

                         (i) the Seller is not in material violation of any order, judgment, injunction, award or decree binding upon it;

                         (ii) the Seller is not, to the best knowledge of the Seller, Parent, and BHC, in material violation of any federal, state, local or foreign law, ordinance, permit or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to its business or assets, including, without limitation, laws, ordinances, regulations and other requirements respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, or relating to the uses of its assets, or zoning; and

                         (iii) since January 1, 2001, the Seller has not received notice of any citation, fine or penalty imposed or asserted against the Seller for, any such violation or alleged violation, provided however that the representations in paragraphs 2.7(a)(i) through (iii) apply only to the period after January 1, 2001 with respect to regulations and requirements of the United States Environmental Protection Agency (“EPA”) and any state or local counterparts, the Occupational Safety and Health Administration (“OSHA”), and laws, ordinances, regulations and other requirements respecting pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

               (b) Set forth on Schedule 2.7 are all of the licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, including, but not limited to, licenses issued by EPA and OSHA or otherwise relating to employment and environmental matters that are material to the conduct of Seller’s business and the uses of its assets (collectively, “Permits”). The Seller holds all Permits necessary to operate its business as presently conducted and as currently contemplated to be conducted. Such Permits are in full force and effect and, except as set forth on Schedule 2.7, such Permits will be transferred to the Buyer as part of the Purchased Assets to the maximum extent possible under the applicable laws related to such Permits. Except as set forth on Schedule 2.7, since January 1, 2001, no violations are or have been recorded with any governmental or regulatory body in respect of any Permit;

and no proceeding is pending or, to the best knowledge of the Seller, Parent, BARLACO, and BHC, threatened to revoke or limit any Permit.

     2.8 Consents; No Breach. All consents, permits, authorizations and approvals from any person pursuant to applicable law or contracts or other agreements with the Seller, that are required in connection with the performance of obligations of the Seller, Parent and BHC under this Agreement, or the assignment of the Purchased Assets are set forth on Schedule 2.8 hereto. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the Articles of Organization or Bylaws of the Seller; (ii) except as set forth on Schedule 2.8, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Seller, Parent or BHC is a party or to which any of them or their assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Seller, Parent or BHC or upon the securities, properties, assets or business of the Seller, Parent, or BHC; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Seller, Parent, or BHC or to the securities, properties, assets or business of the Seller, Parent, or BHC; (v) except as set forth on Schedule 2.8, violate any Permit; (vi) except as set forth in Schedule 2.8, require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; or (vii) result in the creation of any lien or other encumbrance on the assets or properties of the Seller.

     2.9 Actions and Proceedings. Other than as described in Section 2.7 hereof, and except as disclosed on Schedule 2.9, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Seller or any of its securities, assets, or properties. There are no actions, suits or claims or legal, administrative or arbitral proceedings or, to the best knowledge of the Seller, Parent, BARLACO, or BHC, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of the Seller, Parent, BARLACO, or BHC, threatened against or involving the Seller or any of its securities, assets or properties. To the best knowledge of the Seller, Parent, BARLACO, or BHC, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operations or condition (financial or otherwise) of the Seller.

     2.10 Contracts and Other Agreements. There have been delivered or made available to the Buyer true and complete copies of all of the Assigned Agreements. All of such Assigned Agreements are valid, subsisting, in full force and effect, binding upon the Seller, and to the best knowledge of the Seller, Parent, BARLACO, and BHC, binding upon the other parties thereto in accordance with their terms, and the Seller has paid in full or accrued all amounts now due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the best knowledge of the Seller, Parent, BARLACO, and BHC, is any other party to any Assigned Agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

     2.11 Real Property. (a) Schedule 2.11 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels, and subdivided lots in which Seller has an ownership interest. Schedule 2.11 contains a complete list of all real property that is currently leased, or has been leased at any time during the last five years, by Seller. The real property set forth in Schedule 2.11 shall be referred to herein as “Real Property.”

               (b) To the knowledge of the Seller, Parent, BARLACO, and BHC, there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties, or (iii) any structure of any other party which encroaches on or over the boundaries of any such Real Property.

               (c) Except as set forth on Schedule 2.11 (i) all of the buildings, plants, pipes, and structures included, relating to, or connecting to the Real Property are in condition and repair sufficient to render water utility service to the public and (ii) Seller has maintained and operated such buildings, plants, pipes and structures using its water utility engineering and operating judgment concerning the timing and extent of maintenance, including the deferral of some maintenance where such deferral would not jeopardize Seller’s ability to render water utility service to its customers. Buyer understands that the Purchased Assets are mostly old water utility assets that require constant attention and maintenance to continue to deliver water utility service to customers. Attached as Schedule 2.11 is a list of repairs and replacements performed over the past five years and a plan of future capital improvements that Seller anticipates will be required over the next five years.

     2.12 Tangible Property. The Seller’s water distribution system, including pumping facilities, purification equipment, mains, pipes, fire cisterns, basins, fountains, troughs, meters, and hydrants, office, shop, stores, transportation, laboratory, and other equipment, machinery, furniture, leasehold improvements, fixtures, structures, any related capitalized items and other tangible property material to the business of the Seller included in the Purchased Assets (“Tangible Property”) are in operating condition as described in Section 2.11 of this Agreement, and except as otherwise set forth in this Agreement, the Seller has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     2.13 Title to Assets; Liens.

               (a) With respect to the Purchased Assets other than those identified in Section 1.1(a) and Section 1.1(b), the Seller owns outright and has good marketable title to all of the Purchased Assets free and clear of any claim, lien or other encumbrance; provided, however, with respect to Seller’s rights, franchises, and privileges, including the water and distribution rights conferred by Seller’s charter included in the Purchased Assets, Seller is transferring such rights to the maximum extent possible under applicable laws.

               (b) With respect to the Purchased Assets identified in Section 1.1(a), Seller has or at Closing will have good marketable title to such assets free and clear of any liens and encumbrances other than (i) voluntarily created monetary liens or encumbrances which shall be discharged prior to Closing or (ii) liens and encumbrances which do not materially and adversely effect the use of the Purchased Assets in connection with Seller’s business and the business to be assumed by Buyer.

               (c) The Purchased Assets constitute all of the assets, properties or rights that are useful or necessary for the conduct of the Seller’s business as currently conducted on the date hereof and as of the Closing Date, except to the extent set forth on Schedule 2.13.

               (d) Upon delivery of and payment for the Purchased Assets as herein provided, the Buyer will acquire all of the Seller’s right, title and interest thereto, free and clear of any claim, lien or other encumbrance except as set forth above.

     2.14 Absence of Undisclosed Liabilities. To the best knowledge of Seller, Parent, BARLACO, and BHC, as at the Balance Sheet Date, the Seller had no material liabilities, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be shown on the Balance Sheet that were not fully and adequately reflected or reserved against on the Balance Sheet. The Seller has no such liabilities, other than liabilities (i) fully and adequately reflected or reserved against on the Balance Sheet, and (ii) incurred since the Balance Sheet Date in the ordinary course of business.

     2.15 Insurance. Schedule 2.15 sets forth a list of all policies or binders of fire, liability, product liability, workmen’s compensation, vehicular, directors and officers and other insurance held by or on behalf of the Seller (“Insurance”). Such Insurance policies are “claims incurred” policies covering all claims, occurrences and omissions arising or occurring prior to the Closing Date. Such Insurance is in full force and effect, all premiums with respect thereto are currently paid, are reasonably believed to be adequate for the businesses engaged in by the Seller and are in conformity with the requirements of all contracts to which the Seller is a party and to the best knowledge of the Seller, Parent, BARLACO, and BHC, are valid and enforceable in accordance with their terms. The Seller has not received notice of cancellation or nonrenewal of any such Insurance.

     2.16 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Seller, Parent or BHC in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller, Parent, or BHC, or any action taken by any of them.

     2.17 Hazardous Materials. Since January 1, 2001, except as described in Schedule 2.7 or as permitted in accordance with applicable laws and regulations and generally accepted business practices, the Seller has never generated, used or handled any Hazardous Materials (as defined below), nor has the Seller treated, stored or disposed of any Hazardous Materials at any site owned or leased by the Seller or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. Since January 1, 2001, except as described in Schedule 2.7 and as permitted in accordance with applicable laws and regulations and generally accepted business practices, to the best knowledge of Seller, Parent, BARLACO, and BHC, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by the Seller during the period of Seller’s ownership or lease, nor since January 1, 2001, has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. Except as described in Schedule 2.7, the Seller does not presently own, operate, lease or use, nor since January 1, 2001, has it owned, operated, leased, or used any site on which underground storage tanks are or, to the best knowledge of Seller, Parent, BARLACO, and BHC, were located. Since January 1, 2001, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by Seller in connection with the presence of any Hazardous Materials. Other than as set forth in Schedule 2.7, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Seller, Parent, BARLACO, or BHC, threatened concerning an environmental permit or approval or any Hazardous Materials, and to the knowledge of the Seller, Parent, BARLACO, or BHC, there is no fact or circumstance which could reasonably be expected to involve the Seller in litigation relating to the Hazardous Materials or compliance with environmental laws. For purposes of this Section 2.17, “Hazardous Materials” shall mean and include any substance that has been designated by a federal, state or local authority or law to be hazardous, toxic or otherwise harmful to health or the environment, including without limitation, PCB, asbestos, petroleum of any kind, urea formaldehyde, any “hazardous waste” as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and also any “hazardous substances” or “hazardous materials” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, or Massachusetts General Laws Chapter 21E and its implementing regulations, 310 CMR 40.0001 et seq. The Seller has provided to Buyer (directly or to Buyer’s consultants) copies of all material documents, records and information available to Seller concerning any environmental or health and safety matter relevant to Seller, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

SECTION 3- REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller, Parent and BHC as follows:

     3.1 Authority to Execute and Perform Agreements. The Buyer has the power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements and to perform fully its obligations hereunder and thereunder, and each of this Agreement and the Related Agreements has been or will be duly executed and delivered and the valid and binding obligation of the Buyer enforceable in accordance with its terms.

     3.2 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

     3.3 Actions and Proceedings. There are no actions, suits or claims, legal, administrative or arbitral proceedings pending or, to the best knowledge of the Buyer, threatened against or involving the Buyer that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby. To the best knowledge of the Buyer, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby.

     3.4 No Breach. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Buyer is a party or to which it or any of its assets or properties may be bound or subject; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Buyer or upon the securities, properties, assets or business of the Buyer; (iii) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Buyer or to the properties, assets or municipal operations of the Buyer; (iv) require the approval or consent of any foreign, federal, or state governmental or regulatory body; or (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Buyer. Except as set forth in Sections 5.11 and 5.12 hereof, no approvals of any governmental entity are required in order for Buyer to perform its obligations under this Agreement.

SECTION 4- COVENANTS AND AGREEMENTS

     The parties covenant and agree as follows:

     4.1 Conduct of Business. During the period from the date hereof to the Closing Date, Seller shall observe the following covenants:

               (a) Affirmative Covenants Pending Closing. The Seller will:

                         (i) Preservation of Personnel. Use reasonable efforts to preserve intact and keep available the services of Seller’s present employees;

                         (ii) Insurance. Use reasonable efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect on the date of this Agreement;

                         (iii) Preservation and Advancement of the Business; Maintenance of Properties, Contracts. Use reasonable efforts to preserve and advance its business, advertise, promote and market its services in accordance with past practices over the last twelve months, keep its properties intact, preserve its goodwill and its business, maintain all Tangible Property, in each case in accordance with past practices and at a quality that is currently maintained, and perform and comply in all material respects with the terms of the contracts set forth in Exhibit C hereto; and

                         (iv) Ordinary Course of Business. Operate its business solely in the ordinary course and in the normal, usual and customary manner.

               (b) Negative Covenants Pending Closing. The Seller will not:

                         (i) Disposition of Assets. Sell, exchange or transfer, or mortgage, pledge or create or permit to be created any security interest on, any of its assets, including its equipment, other than in the ordinary course of business;

                         (ii) Liabilities. Incur any obligation or liability other than in the ordinary course of Seller’s business or incur any indebtedness for borrowed money;

                         (iii) Compensation. Increase the rates of direct or bonus compensation payable or to become payable to any officer, employee, agent or consultant or prepay any loans to the Seller from any such person;

                         (iv) Charter and Bylaws. Amend the Articles of Organization or Bylaws of Seller; or

                         (v) Acquisitions. Make any acquisition of property other than in the ordinary course of Seller’s business.

     4.2 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, the Seller shall use reasonable efforts to conduct its business and affairs in such a manner so that the representations and warranties contained in Section 2 hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and the Buyer shall promptly be given notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement. No such information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller, Parent or BHC in this Agreement, or (ii) determining whether any of the conditions set forth in Section 5 have been satisfied. In the event such violation or breach of this Agreement shall occur on or prior to the Closing Date, the Seller shall promptly use its best efforts to remedy the same.

     4.3 Taxes. The Seller shall prepare and timely file, in a manner consistent with prior years, all Tax reports and returns required to be filed after the date hereof and on or before the Closing Date, and shall timely pay any Taxes and estimated Taxes, required to be paid by it (including without limitation pursuant to Section 6655 of the Code) after the date hereof and on or before the Closing Date. All transfer, excise or other Taxes payable by the Seller (or by Buyer or by Seller and Buyer) to any jurisdiction (in the United States and outside the United States) by reason of the sale and transfer of the Purchased Assets pursuant to this Agreement shall be paid or provided for by the Seller after the Closing out of the consideration payable by the Buyer hereunder. Seller shall not be liable for any municipal property taxes allocable to the period on and after the Closing Date. If the amount of said taxes is not known at the Closing Date, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

     4.4 Corporate Examinations and Investigations. Prior to the Closing Date, the Buyer shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Seller, as is reasonably necessary or appropriate in connection with the Buyer’s investigation of Seller. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the Seller’s business and the Seller shall cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement. In order that the Buyer may have full opportunity to make such review, the Seller shall furnish the representatives of the Buyer during such period with all such information and copies of such documents concerning the affairs of the Seller as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and to make full disclosure to the Buyer of all material facts affecting the assets, properties, business, operations and financial condition of the Seller. If this Agreement terminates, the Buyer and its affiliates shall keep confidential and shall not use in any manner any information or documents obtained from Seller concerning its assets, properties, business and operations, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Buyer independently of any investigation of the Seller, or received from a third party not under an obligation to the Seller to keep such information confidential, or otherwise required by law. If this Agreement terminates, any documents obtained from the Seller will be returned or destroyed, at the Seller’s option.

     4.5 Expenses. Each of Buyer, on the one hand, and the Seller, Parent and BHC, on the other, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants and no such expenses of Buyer shall be borne by Seller, Parent, or BHC nor shall such expenses of Seller, Parent, or BHC be included in the Assumed Liability.

     4.6 Authorization from Others. Prior to the Closing Date, the Buyer, the Seller, Parent and BHC shall use their best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by them of the transactions contemplated by this Agreement, including but not limited to, all consents set forth on Schedule 2.8, except to the extent waived by the Buyer in writing. To the extent that the assignment of any lease, contract, commitment or right which are among the Purchased Assets shall require the consent of other parties thereto and the Buyer shall have waived the receipt of such consent at the Closing, this Agreement shall not constitute an assignment thereof; however, the Seller, Parent and BHC shall use their best efforts after the Closing to obtain such consents or waivers to assure the Buyer of the benefits of such leases, contracts, commitments or rights. Nothing herein shall be deemed a waiver by the Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of the Seller which are among the Purchased Assets.

     4.7 Consummation of Agreement. Each of the Buyer, the Seller, Parent, and BHC shall use such party’s respective best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by them under this Agreement and further to ensure that to the extent in their collective control or capable of influence by them, no breach of any of the Seller’s, Parent’s or BHC’s respective representations, warranties and agreements hereunder or contemplated hereby occurs or exists on or prior to the Closing Date to the end that the transactions contemplated by this Agreement shall be fully carried out.

     4.8 Collection of Assets. Subsequent to the Closing, the Seller shall have the right and authority to collect all accounts receivable for services rendered before the Closing Date. Seller agrees that it will promptly transfer or deliver to the Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items which are among the Purchased Assets that relate to services rendered after the Closing Date. Within five (5) days of the Closing, Seller shall provide Buyer with a good faith estimate of amounts owed to Seller from customers and water tower leases as of the Closing Date, and Buyer shall remit to Seller at Closing the amount of such good faith estimate in cash, by certified or bank check, or by wire transfer of immediately available funds. Subsequent to the Closing, but no later than ninety (90) days thereafter, the Buyer and the Seller shall determine the actual amount owed to Seller as of the Closing Date and Seller shall remit to Buyer any overpayments made to Seller or Buyer shall remit to Seller any underpayment.

     4.9 Use of Name. Except as otherwise permitted in writing by Buyer, at and following the Closing, the Seller, Parent and BHC shall cause any and all persons in which any of them has an interest (including without limitation, Seller) to cease and desist from using the name “Barnstable Water Company” or “Barnstable Water” as all or part of a trade or corporate name other than required filings identifying Barnstable Water Company, Barnstable Holding Company, or BARLACO as entities.

     4.10 Further Assurances. Prior to and after the Closing, each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. No later than 30 days prior to Closing, Seller shall provide to Buyer the following information for all the real estate to be sold to Buyer pursuant to this Agreement, including the real property set forth in Exhibits A and B: a legal description, a copy of the deed by which Seller acquired the said real property, the parcel identified by deed, and recording information.

     4.11 Related Agreements. At or before the Closing, (i) the Buyer and the Seller shall enter into a Management Agreement substantially in the form of Exhibit D hereto and (ii) the Buyer, BARLACO, BHC, and Parent shall enter into the BARLACO Purchase and Sale Agreement in the form attached hereto as Exhibit E hereto (collectively, the “Related Agreements”).

     4.12 Insurance. Seller, Parent and BHC shall add Buyer as an additional “insured” under all existing Insurance policies as defined in Section 2.15. Following the Closing Date, the Buyer may submit claims under any applicable Insurance policy under the terms under which existing coverage is provided with respect to claims, occurrences or omissions arising prior to the Closing Date. Seller, Parent and BHC shall provide commercially reasonable cooperation to the Buyer in submitting any such claims under such applicable Insurance policy. Seller, Parent or BHC, as the case may be shall pay the Buyer any insurance proceeds actually received by any of them in respect of any such claims, as soon as reasonably practicable after receipt thereof by Seller, Parent or BHC.

SECTION 5 — CONDITIONS PRECEDENT TO
THE OBLIGATION OF THE BUYER TO CLOSE

     The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

     5.1 Representations, Warranties and Covenants. The representations and warranties of the Seller, Parent and BHC contained in this Agreement shall be true and accurate as of the date hereof and shall be true and accurate as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller, Parent and BHC shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with such parties on or prior to the Closing Date. Seller, Parent, and BHC shall each have delivered to the Buyer a certificate, dated the Closing Date and signed by an officer of such party to the foregoing effect and stating that all conditions to the Buyer’s obligations hereunder have been satisfied.

     5.2 Third Party Consents. The Buyer shall have received evidence of the receipt of all authorizations, consents and permits of others required to permit the consummation by the Buyer and the Seller of the transactions contemplated by this Agreement, including but not limited to, all consents set forth on Schedule 2.8, except to the extent waived by the Buyer in writing.

     5.3 Management Agreement. Each of the Seller, Parent, BHC and Buyer shall have executed and delivered the Management Agreement in substantially the form attached hereto as Exhibit D.

     5.4 BARLACO Purchase and Sale Agreement. Each of the BHC, BARLACO, Parent and the Buyer shall have executed and delivered the Purchase and Sale Agreement in substantially the form attached hereto as Exhibit E.

     5.5 Opinion of Counsel to the Seller. The Buyer shall have received the opinion of Murtha Cullina LLP, counsel to the Seller, dated the Closing Date, addressed to the Buyer, and substantially in the form of Exhibit F hereto.

     5.6 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Buyer, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Seller.

     5.7 Delivery of Instruments of Transfer. Seller shall have delivered or caused to be delivered to the Buyer instruments of transfer in conformity with Section 1.5 above.

     5.8 No Material Change. There shall have been no material adverse change in the Seller’s financial condition, business, assets, operations or prospects, nor shall any event have occurred which so far as can reasonably be foreseen on the Closing Date appears reasonably likely materially and adversely to affect the financial condition, business, assets, operations or prospects of the Seller.

     5.9 Seller Name Change and Discharge of Liabilities; Insurance. The Seller shall have delivered to the Buyer evidence of the Seller’s compliance with Sections 4.9 and 4.12 above.

     5.10 Massachusetts Tax Waivers. The Seller shall have delivered to the Buyer (i) a certificate of payment/good standing from the Commission of Revenue as provided in Massachusetts General Laws Chapter 62C, Section 44(a); and (ii) a copy of a waiver of tax lien issued by the Commissioner of Revenue pursuant to Massachusetts General Laws Chapter 62C, Sections 51 and 52 and recorded with the appropriate register of deeds as provided in Section 51 of the Massachusetts General Laws Chapter 62C, if required by applicable law.

     5.11 Financing. The Barnstable Town Council shall have approved by a two-thirds affirmative vote the borrowing, issuing of notes in the amount of, re-authorizing, appropriating and/or transferring, not less than $10,552,385 and Buyer shall have received such funds on or before the Closing Date.

     5.12 Barnstable Town Council Approval. The Barnstable Town Council shall have authorized by a majority vote the purchase by the Buyer of the Purchased Assets in accordance with this Agreement, including the Related Agreements.

     5.13 Payment of Discharge Amount. On the Closing Date, Seller shall have paid the Indianapolis Note in full.

     5.14 DEP Approval. The Seller shall have received the DEP approval required by 310 CMR §22.4 for a transfer of a water company of land used for water supply purposes.

SECTION 6 — CONDITIONS PRECEDENT
TO THE OBLIGATION OF SELLER TO CLOSE

     The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived:

     6.1 Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true and accurate as of the date hereof and shall be true and accurate as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with such parties on or prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by the Buyer, to the foregoing effect and stating that all conditions to the obligations of the Seller hereunder have been satisfied.

     6.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, and such action, suit or proceeding shall not have been stayed.

     6.3 Delivery of the Purchase Price. Buyer shall have delivered or caused to be delivered to Seller the Purchase Price in accordance with Section 1.4 hereof.

     6.4 Required Approvals. The transactions contemplated by this Agreement shall have been approved no later than seven business days from the date this Agreement is executed by (a) the Board of Directors and the respective holders of the outstanding capital stock of Seller, BHC, and BARLACO and (b) the Board of Directors of Parent.

     6.5 Opinion of Counsel to the Buyer. The Seller shall have received the opinion of the Town Attorney for the Town of Barnstable, dated the Closing Date, addressed to the Seller, and substantially in the form of Exhibit G hereto.

     6.6 DEP Approval. The Seller shall have received the DEP approval required by 310 CMR §22.4 for a transfer of a water company of land used for water supply purposes.

SECTION 7 — INDEMNIFICATION

     7.1 Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any Schedule, certificate or financial statement delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder and be indemnified in accordance with this Section 7, and, except as otherwise specifically provided in this Agreement, shall thereafter:

               (a) (i) survive forever, with respect to (a) any claim based upon, arising out of other otherwise in respect of any breach of, any representation or warranty of the Seller contained in Section 2.2 (Authority to Execute and Perform Agreements), 2.7 (Compliance with Laws), 2.11 (Real Property), and 2.13 (Title to Assets) hereof, this clause (i) is referred to as a “Clause (i) Claim”); (ii) for any Tax Claim (as defined below) survive until the expiration of the applicable statute of limitations for such claim, taking into account any extensions or time granted to the taxing authorities, plus 90 days; or (iii) for any Environmental Claim (as defined below) survive until the second anniversary of the Closing Date; and

               (b) terminate and expire on the second anniversary of the Closing Date with respect to any General Claim or Seller Claim (as such terms are hereinafter defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall have given no notice on or prior to the second anniversary of the Closing Date to the party against which such General Claim or Seller Claim is asserted; provided, however, once notice of any such claim has been given hereunder, additional claims based upon, arising out of or otherwise in respect of such fact, circumstance, action or proceeding upon which the original claim arose may be made at any time prior to the final resolution of such claim (by means of a final, nonappealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the second anniversary of the Closing Date, such date being deemed to have been extended to the date of such final resolution.

As used in this Section 7, the following terms have the following meanings:

                         (i) “General Claim” means any claim (other than a Clause (i) Claim, Environmental Claim, or a Tax Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement.

                         (ii) “Tax Claim” means any claim based upon, arising out of or otherwise in respect of (A) issues raised on audit by Tax authorities with respect to the Seller’s business on or before the Closing Date, (B) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement related to Taxes or (C) any other Tax liabilities of the Seller.

                         (iii) “Environmental Claim” means any claim based upon, arising out of or otherwise in respect of any breach of Section 2.7 or Section 2.17 hereof, provided such claim arises from or is a result of Seller’s negligence, or wrongful or willful misconduct, or intentional act or omission to act in violation of its duty of care, and further provided that with respect to an Environmental Claim relating to environmental conditions on or off the Real Property, Buyer shall bear the burden of establishing that such conditions resulted from Seller’s actions since January 1, 2001.

                         (iv) “Seller Claim” means any claim based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

                         (v) “Buyer Claim” means any Clause (i) Claim, Tax Claim, Environmental Claim, or General Claim.

     7.2 Obligation of the Seller, Parent and BHC to Indemnify. Subject to the termination provisions set forth in Section 7.1, the Seller, Parent and BHC, jointly and severally, agree to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, claims, causes of action, deficiencies, dues, assessments, fines, fees, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ and experts’ fees and expenses), or diminution of value, whether or not involving a Third-Party Claim (as defined below) (collectively, a “Loss” or “Losses”) based upon, arising out of or otherwise in respect of (i) any Buyer Claim; (ii) any Excluded Assets or Excluded Liabilities; and (iii) the ownership or operation of the Purchased Assets or the Seller’s business on or before the Closing Date (other than any claim or demand or assertion of liability based upon, arising out of or otherwise in respect of the operation of the business by Buyer after the Closing Date).

     7.3 Obligation of the Buyer to Indemnify. Subject to the termination provisions set forth in Section 7.1, the Buyer agrees to indemnify, defend and hold harmless the Seller, Parent and BHC (and their directors, officers, employees, affiliates, and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any Seller Claim.

     7.4 Release by Buyer. Except for any specific liabilities related to Compliance with Laws (Section 2.7) or Hazardous Materials (Section 2.17) pertaining to the period from January 1, 2001 to the Closing Date for which Seller, Parent, and BHC are responsible pursuant to this Section 7, Buyer forever releases Seller, Parent, and BHC from any and all Losses arising out of or relating to any environmental liabilities whatsoever.

     7.5 Third-Party Claims.

               (a) Notice of Claim. If any third party notifies any party hereto (the “Indemnitee”) with respect to any matter which may give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a “Third-Party Claim”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party or parties obligated to provide indemnification pursuant to Sections 7.2 or 7.3 hereof (the “Indemnifying Party”); provided that the failure of any Indemnitee to give timely notice of a Third-Party Claim shall not affect the right to indemnification hereunder except to the extent the Indemnifying Party demonstrates actual damages caused by such failure. The Claims Notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

               (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, and control the defense of, at its own expense and by counsel reasonably satisfactory to the Indemnitee, any Third Party Claim, provided that the Indemnitee shall have no liability under any compromise or settlement agreed to by the Indemnifying Party to which it has not consented in writing, which consent shall not be unreasonably withheld. If the Indemnifying Party elects to compromise or defend such Third-Party Claim, it shall within 30 days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate upon the request and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third-Party Claim. If the Indemnifying Party elects not to compromise or defend the Third-Party Claim, or fails to notify the Indemnitee of its election as herein provided, or fails to diligently defend or seek to compromise such Third-Party Claim after electing to assume such defense or compromise, the Indemnitee may pay, compromise or defend such Third-Party Claim and receive full indemnification for its Losses. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Third-Party Claim by the Indemnifying Party or the Indemnitee, respectively. If the named parties of any Third-Party Claim include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnitee shall be paid by the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the Indemnifying Party, in which event the Indemnitee shall be reimbursed for its out-of-pocket expense. All amounts required to be paid in connection with any such Third-Party Claim pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement reached in accordance with this Section 7.4, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Third-Party Claim.

     7.6 Other Claims. Any claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

SECTION 8 — TERMINATION OF AGREEMENT

     8.1 Termination. This Agreement may be terminated on or prior to the Closing as follows:

                         (i) at the election of the Seller, Parent or BHC upon written notice to the Buyer from Seller if, on or after May 15, 2005, any one or more of the conditions to the obligation of the Seller to close has not been fulfilled;

                         (ii) at the election of the Buyer upon written notice to the Seller, Parent or BHC if, on or after May 15, 2005, any one or more of the conditions to the obligation of the Buyer to close has not been fulfilled;

                         (iii) at the election of the Seller, Parent or BHC upon written notice to the Buyer from any of them, if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within 15 business days of receipt by the Buyer of written notice from the Seller, Parent or BHC of such breach of representation, warranty, covenant or agreement, cured such breach;

                         (iv) at the election of the Buyer upon written notice to the Seller, Parent or BHC if the Seller, Parent or BHC has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within 15 business days of receipt by the Seller, Parent or BHC of written notice from the Buyer of such breach of representation, warranty, covenant or agreement, cured such breach; or

                         (v) by mutual written agreement of the Seller, Parent, BHC and the Buyer.

     8.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, each and every representation and warranty contained in this Agreement or any Schedule hereto, or any certificate, document or other instrument delivered by the parties in connection herewith (other than the provisions of this Section 8.2, Section 4.5 (Expenses), Section 9.5 (Governing Law), Section 9.6 (Enforceability in Jurisdiction; Consent), shall expire and none of the parties hereto shall be under any liability whatsoever with respect to any such representation or warranty; provided, however, that notwithstanding the foregoing, each party shall be and remain liable to the other in the event that the failure so to close hereunder shall occur as a consequence of the failure of a party to fully perform its covenants and agreements hereunder or the material breach by a party of its representations or warranties contained herein.

SECTION 9 — MISCELLANEOUS

     9.1 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Seller and the Buyer.

     9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mails, as follows:

(i)	if to the Buyer, to:

The Town of Barnstable

with a copy to:

Jeffrey Swope, Esq.
Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199

(ii)	if to the Seller:

The Barnstable Water Company
c/o Connecticut Water Service, Inc.

93 West Main Street
Clinton, Connecticut 06413
Attention: Marshall T. Chiaraluce

with a copy to:

Paul R. McCary, Esq.
Murtha Cullina LLP
Cityplace 1
185 Asylum Street
Hartford, Connecticut 06103-3469

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     9.3 Entire Agreement. This Agreement (including the Schedules), the Related Agreements and all other documents executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Purchased Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

     9.4 Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

     9.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

     9.6 Enforceability in Jurisdictions; Consent. The parties hereto intend to and hereby confer jurisdiction to enforce the provisions of this Agreement, expressly including without limitation, the provisions of Section 7 hereof, upon the courts of Massachusetts. The parties hereto hereby acknowledge and agree that any breach of their respective obligations under this Agreement or any other agreement executed in connection herewith shall be deemed to have occurred in Boston, Massachusetts and that such party has purposely established minimum contact in Boston, Massachusetts within the meaning of all applicable law. Each of the parties hereto consents to the jurisdiction of said court or courts in Massachusetts and to service of process by certified mail, return receipt requested, or by any other manner provided by law. In the case of any claim involving the parties hereto, any legal action, suit or proceeding arising out of or relating to such claim may be instituted against such parties in any state or federal court located in Boston, Massachusetts and each such party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

     9.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law.

     9.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     9.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     9.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     9.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

BUYER

TOWN OF BARNSTABLE

By:

Name:
Title:

SELLER

BARNSTABLE WATER COMPANY

By:

Name:
Title:

BARLACO

BARLACO, INC.

By:

Name:
Title:

BHC

BARNSTABLE HOLDING COMPANY

By:

Name:
Title:

PARENT

CONNECTICUT WATER SERVICE, INC.

By:

Name:
Title: